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                                                                   EXHIBIT 23.1



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation of our reports dated February 26, 1999 (except with respect to the matter discussed in Notes 2 and 8, as to which the date is April 14, 1999), included in this Annual Report on Form 10-K of American HomePatient, Inc. and Subsidiaries into the Company's previously filed Registration Statement File Numbers 000-19532. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1998, or performed any audit procedures subsequent to the date of our report.



                                                 Arthur Andersen LLP


Nashville, Tennessee
April 14, 1999